Exhibit 99.1

SafeStitch Medical Completes $4 Million Preferred Stock Issuance; Settles TruePosition Litigation

MIAMI—(BUSINESS WIRE)—SafeStitch Medical, Inc. (OTCBB: SFES — News) today announced that it has completed its previously announced issuance of four million shares of the Company’s 10% Series A Cumulative Convertible Preferred Stock, par value $0.01, at a price of $1.00 per share. The shares were issued pursuant to two stock purchase agreements with private investors entered into in July 2009. The Company closed on the sale of two million shares on July 22, 2009 for aggregate proceeds of $2.0 million, and closed on the sale of the remaining two million shares on January 12, 2010 for aggregate proceeds of an additional $2.0 million. Shares issued pursuant to the agreements, including the shares of the Company’s common stock into which the preferred shares may be converted, are restricted securities, and no registration rights have been granted.

“We are pleased to receive these funds and especially appreciate the confidence these investors have shown in SafeStitch’s future,” said Stewart Davis, M.D., SafeStitch’s Chief Operating Officer. Dr. Davis noted that “this infusion of capital comes just as we are preparing to launch commercial sales of our AMID Hernia StaplerTM, which has been cleared by the FDA for marketing in the United States. We are currently finalizing plans to commence production, and we anticipate having staplers ready for delivery in the second quarter of 2010.” Dr. Charles Filipi, the Company’s Medical Director, added that the funds “will also support continued refinement of our endoscopic gastroplasty kit as we make final preparations for human clinical trials, which we expect will begin later this year.”

Among the investors purchasing shares pursuant to the agreements were UniMed Investment, Inc.; Brilliant Champion Resources Limited; Frost Gamma Investments Trust, an entity controlled by Dr. Phillip Frost, the largest beneficial owner of the Company’s common stock; Hsu Gamma Investments, L.P. an entity controlled by Dr. Jane Hsiao, the Company’s Chairman of the Board; and Jeffrey Spragens, Company’s President and CEO, and a member of the Board of Directors. For more information, see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 14, 2009.

SafeStitch also announced that in December 2009, it received approximately $800,000 in net proceeds related to the Company’s full settlement and release of its securities fraud and appraisal actions related to the Company’s ownership of TruePosition, Inc. common stock.

About SafeStitch Medical, Inc.

Miami-based SafeStitch Medical, Inc. is a medical device company primarily developing endoscopic and minimally invasive surgical devices. SafeStitch’s product portfolio includes endoscopic gastroplasty devices for bariatric (obesity) surgery and repair of gastroesophageal reflux disorder (GERD), as well as the AMID Hernia StaplerTM, a standard bite block, an airway bite block and the SMARTTM Dilator. The Company has also started development of devices for excision and diagnosis of Barrett’s esophagus and natural orifice transluminal endoscopic surgery (NOTES). Information about the Company may be found on its website at: www.safestitch.com.

This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning, including statements regarding our product development and commercialization efforts, and our ability to significantly improve clinical outcomes in patients, as well as other non-historical statements about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. Many factors, including those described in our filings with the Securities and Exchange Commission, could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include that we may not receive clearance to market the AMID Stapler™ in the European Economic Community or other areas outside of the US, that the commercialization of the AMID Stapler™ or any of our other devices may be delayed or may be unsuccessful, that we will be unable to successfully develop and commercialize our minimally invasive gastroplasty devices for obesity and GERD procedures, that our devices under development may not achieve the expected results or effectiveness and may not generate data that would support their approval or marketing, that others may develop products and devices, including other devices for hernia repair, obesity or GERD procedures, which are superior to our devices, and that our devices may not have advantages over presently marketed products or devices or products or devices under development by others. In addition, forward-looking statements may also be adversely affected by risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments, general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements, except as required under applicable law. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Contact:
SafeStitch Medical, Inc., Miami
Dr. Stewart B. Davis, 305-575-4145